                                                                   Exhibit 10.18

                                  Provant, Inc.
                        67 Batterymarch Street, Suite 500
                                Boston, MA 02110

                                 August 12, 2002

Curtis M. Uehlein
197 Eighth Street
Charlestown, MA

Dear Curt:

         This letter agreement (the "Agreement") between Provant, Inc. ("Provant") and you (the "Employee") is intended to set forth the arrangements with respect to the termination of the Employee's employment with Provant. The Employee and Provant are referred to together herein as the "Parties".

         1. The Employee hereby resigns effective August 12, 2002 (the "Separation Date") as an employee, officer and director of Provant and from any other position that the Employee may hold with Provant or any of Provant's subsidiaries (Provant and its subsidiaries are collectively referred to herein as the "Provant Group"). The Parties hereby agree that the Employment Agreement dated October 8, 1999 by and between Provant and the Employee, as amended by letter dated May 29, 2001 (the "Employment Agreement"), is hereby terminated effective as of the Separation Date, except for the provisions of Section 8 through Section 23, inclusive, of the Employment Agreement, as amended hereby, which remain in full force and effect. During the period from August 1, 2002 until the Separation Date, Provant will pay the Employee installments of the Employee's base salary at the rate in effect on the date hereof and on the same schedule as executives of Provant receive regular salary payments, the aggregate amount of which shall be $15,384.32 (the "Final Salary Payment"). On or before the Separation Date, Provant will pay the Employee $28,845.60 for unused vacation leave (the "Unused Vacation Payment"). The Employee acknowledges that he shall not be entitled to receive any bonus from the Provant Group for the fiscal year ended June 30, 2002 and that payment of the Final Salary Payment and the Unused Vacation Payment shall constitute payment in full of all amounts due to the Employee from the Provant Group for accrued wages, benefits (including, without limitation, accrued, unused vacation leave, earned commissions and scheduled advances) and any other payments accrued through the Separation Date or to which the Employee is otherwise entitled in connection with the Employee's employment with Provant or the termination of such employment, except for payments expressly provided for in this Agreement. For the sake of greater certainty, the Employee agrees that the option to purchase shares of Provant's common stock granted to the Employee under Section 4(c) of the Employment Agreement and represented by that Stock Option Agreement dated October 8, 1999 between Provant and the Employee was forfeited by the Employee on or about November 27, 2001 and that all other options to purchase shares of Provant's common stock granted to the Employee shall terminate in accordance with the terms of the option agreement under which the option was granted. Provant acknowledges and agrees that there is no outstanding obligation to reimburse Provant for any relocation benefits pursuant to that certain letter agreement dated October 8, 1999 between Provant and the Employee.

         2. In consideration for the Employee's execution of and compliance with this Agreement, Provant agrees to provide the Employee with the "Severance Benefits" described in the following subparagraphs (a), (b) and (c):

      (a) Provant shall pay to the Employee eighteen month's severance pay in the aggregate amount of $750,000 (the "Severance Pay"), which shall be payable as follows:

          (i) On or before the Separation Date, Provant shall pay to the Employee the first three month's severance pay in the aggregate amount of $125,000; and

          (ii) From the Separation Date until November 15, 2003 (the "Payment Period"), Provant shall pay the Employee the remaining 15 month's severance pay, in the aggregate amount of $625,000, payable in 30 equal bi-monthly installments on the same schedule as executives of Provant then receive regular salary payments, such installments to begin on Provant's first regular payroll date following August 16, 2002.

      (b) The Employee will have the opportunity to continue to participate in Provant's group medical insurance program (the "Health Plan") pursuant to the health care continuation provisions of the federal COBRA law. If the Employee is eligible for COBRA coverage, elects to continue coverage under the Health Plan pursuant to COBRA and otherwise maintains eligibility for COBRA coverage, then in consideration of the Employee's execution of and compliance with this Agreement, Provant agrees to pay to the Health Plan insurer during the Payment Period, or if shorter, the period beginning on the Effective Date (as defined by Section 16) and ending on the date the Employee's right to continue coverage under the Health Plan pursuant to COBRA expires, the premium for COBRA coverage under the Health Plan. The Employee's eligibility to participate in and receive benefits under the Health Plan shall remain subject to the terms and conditions of the Health Plan. Provant's obligation to pay COBRA coverage premiums on behalf of the Employee shall terminate immediately upon the Employee's becoming eligible (either as a participant or a dependent) to participate in a plan providing comparable or superior health care benefits sponsored by another employer.

      The Employee hereby acknowledges and agrees that (i) the foregoing Severance Benefits are in excess of all other payments, benefits, and things of value to which the Employee would be entitled if the Employee did not execute and comply with this Agreement; and (ii) the Severance Benefits shall not be deemed to be salary or other compensation to the Employee for purposes of any plans, programs or arrangements maintained or contributed to by the Provant Group to provide benefits to its employees, directors or officers ("Benefit Plans").

      3. As of the date hereof, Provant was making available to the Employee for his use an apartment located at 197 Eighth Street, Charlestown, Massachusetts, which is being leased by Provant from Pinar Ulusoy, c/o Gregory Feldman (the "Lessor") under the terms of that Lease Agreement dated January 1, 2002 (the "Charlestown Lease"). Promptly following the Separation Date, Provant and the Employee shall seek to have Provant removed as a party to the Charlestown Lease and for the Employee to assume all of Provant's rights and obligations under the terms of the Charlestown Lease effective upon the Separation Date. In the event that the Lessor is unwilling to remove Provant as an obligor under the Charlestown Lease, the Employee agrees effective upon the Separation Date to assume all of the rights, liabilities and obligations of Provant under the Charlestown Lease and to indemnify and hold Provant harmless from any and all such liabilities and obligations from the Separation Date through the balance of the term of the Charlestown Lease, provided that, so long as the Employee continues to satisfy all of Provant's obligations under the Lease assumed by the Employee pursuant to this Section 3, Provant shall not take any action to terminate the Lease prior to the expiration of the current term thereof or otherwise disturb the Employee's quiet enjoyment of the leased space during the current term of the Lease. Provant acknowledges that rent for the month of September 2002 has been paid by Provant to the Lessor and that Provant will not seek reimbursement from the Lessor or the Employee for such September 2002 rent.

          4. During the period from July 25, 2000 until the date hereof, Provant was making premium payments on behalf of the Employee under that life insurance policy in the name of the Employee dated July 25, 2000 (the "Life Insurance Policy") with Security Connecticut Life Insurance, a Reliastar company (the "Insurance Provider"). Provant agrees that following the Separation Date Provant shall not take any action to terminate or cancel the Life Insurance Policy or otherwise request a refund of premiums paid to date by Provant to the Insurance Provider. The Parties agree that effective on the Separation Date Provant shall make no further premium payments on behalf of the Employee with respect to the Life Insurance Policy and that the Employee will, therefore, be solely responsible for making any premium payments under the Life Insurance Policy in order to maintain the Employee's coverage thereunder.

          5. The Employee agrees that all source code, object code, memoranda, notes, records, charts, reports, letters and other documents and software made, compiled, received, held or used by the Employee while employed by Provant, concerning any phase of the business of the Provant Group (the "Provant Information"), are the property of the Provant Group and, together with all reproductions or abstracts thereof and together with all other Provant property used or obtained by the Employee, such as computers, equipment, credit cards and keys, have been returned to Provant. Notwithstanding anything to the contrary contained in this Section 5, Provant hereby conveys, assigns and transfers to the Employee the desktop computer purchased by Provant for home use by the Employee, provided that promptly following the Separation Date the Employee destroys or returns to Provant any Provant Information stored on such computer.

          6. The Employee hereby acknowledges and agrees that this Agreement is intended to be a complete and final settlement of any and all causes of action or claims that the Employee has had, now has or may now have, whether known or unknown against the Provant Group or any of the persons or entities specified below. The Employee hereby, on behalf of the Employee, the Employee's executors, heirs, administrators, assigns and anyone else claiming by, through or under the Employee, waives, releases, covenants not to sue and forever discharges the Provant Group, its predecessors, successors, related corporations, subsidiaries, divisions and affiliated organizations, and each and all of their present and former officers, directors, shareholders, representatives, agents, promoters, employees and attorneys (hereinafter "Releasees"), and each and all of them of, from and with respect to any and all debts, demands, actions, causes of action, suits, covenants, contracts, agreements, promises, torts, damages, claims, demands and liabilities whatsoever of any name and nature, both in law and in equity (hereinafter "Claims") that the Employee now has, ever had, or may in the future have against each or any of the Releasees by reason of any matter, cause or thing whatsoever from the beginning of the world to the Effective Date of this Agreement (as defined by Section 16), including, but not limited to, any Claims arising out of, based upon or connected with the Employee's employment by any member of the Provant Group, the compensation, benefits and working conditions for that employment and/or the termination of that employment, and any Claims that may exist under federal, state or local laws, including, but not limited to, any Claims based on race, disability, color, national origin, marital status, age or sex, but excluding any right to indemnification to which the Employee may be entitled, whether by contract, by charter or by-law provision, or otherwise. The foregoing waiver and release includes, without limitation, a waiver and release of any rights and Claims that the Employee may have under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. (S) 621 et seq. (the "ADEA")(except that this Agreement does not waive or release any rights or claims under the ADEA that may arise after the execution of this Agreement or otherwise bar the Employee from challenging this Agreement's compliance with the provisions of 29 U.S.C. (S) 627(f)(1)), the Fair Labor Standards Act, or the state and local laws of Massachusetts.

          7. Provant represents and warrants that as of the date hereof, it knows of no claims or causes of action of whatever kind or nature that the Provant Group has or may have against the Employee that arose on or before the date hereof.

          8. The Employee hereby agrees not to disclose to any person (except the Employee's spouse, attorney, accountant or financial advisor), organization or agency the terms of this Agreement except as required by law and then only after notice is given by the Employee or the Employee's attorney to Provant such that, where feasible, Provant will have a reasonable prior opportunity to oppose such disclosure. The Parties agree with one another not to discuss with any person or entity the circumstances surrounding the Employee's employment with or separation from the Provant Group, except to the extent required by law. The Employee agrees not to make any adverse remarks whatsoever concerning any of the officers or directors of the Provant Group or the business, operations, strategies, policies, prospects, affairs or financial condition of the Provant Group. Provant agrees that it will not make any adverse remarks whatsoever concerning the Employee and that it will instruct its officers not to make any adverse remarks whatsoever concerning the Employee. Provant and the Employee agree that any public disclosure of this Agreement or of the circumstances of the Employee's departure from the Provant Group shall be agreed upon by both parties prior to its disclosure, other than disclosure required by law, including, without limitation, applicable securities laws.

          9. The Employee acknowledges and agrees that the restrictions against disclosure and use of confidential information set forth in Section 9 of the Employment Agreement shall remain in full force and effect and shall apply to any Confidential Information (as defined in the Employment Agreement) obtained by the Employee during the Payment Period. The Employee further acknowledges and agrees that the Employee has no rights to use, copy or disclose any materials or proprietary information owned, or provided to the Employee, by the Provant Group. The Employee hereby acknowledges and agrees that the non-competition and non-solicitation restrictions set forth in Section 8 of the Employment Agreement shall survive the Separation Date and remain in full force and effect until August 12, 2005. Notwithstanding the foregoing, if, in violation of the terms of this Agreement, Provant fails to pay any amount due pursuant to the provisions of Section 2(a) of this Agreement within 30 days after notice of such failure has been given in writing to Provant's Chief Financial Officer, then the obligations of the Employee under Section 8 of the Employment Agreement shall terminate and be of no further force and effect.

          10. It is expressly understood and agreed that by entering into this Agreement Provant in no way thereby admits that it unlawfully or wrongfully discriminated against the Employee due to the Employee's age or status or otherwise treated the Employee unlawfully.

          11. All payments (including, without limitation, the Severance Benefits) to be made to the Employee and benefits to be made available to the Employee in accordance with the terms of this Agreement, and the performance by Provant of its other obligations hereunder, shall be conditioned on the Employee's continued compliance in all material respects with the covenants set forth in this Agreement and the surviving provisions of the Employment Agreement. In the event compliance is not continued within 10 days after notice of such failure to comply has been given in writing to the Employee, Provant shall have the right to seek repayment of all consideration paid up to the time compliance has ceased.

          12. The Employee agrees and recognizes that as of the Separation Date he will have permanently and irrevocably severed his employment relationship with Provant, that he shall not seek employment with any member of the Provant Group at any time in the future, and that no member of the Provant Group has any obligation to employ him in the future.

          13. The Employee shall cooperate fully with Provant in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of any member of the Provant Group, including without limitation any claims or actions against its officers, directors and employees. The Employee's cooperation in connection with such actions or claims shall include, without limitation, his being available to meet with Provant or its designees in connection with any regulatory matters, to prepare for any proceeding (including, without limitation, depositions, consultation, discovery or trial), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, or to act as a witness in connection with any litigation or other legal proceeding affecting any member of the Provant Group. Should the Employee be contacted (directly or indirectly) by any person known by him to be adverse to any member of the Provant Group with respect to any dispute with any member of the Provant Group, the Employee shall promptly (within 48 hours) notify the President of Provant. Provant shall promptly reimburse the Employee for reasonable out of pocket expenses incurred by him at Provant's request in complying with his obligations under this Section 13.

     14. The Parties agree that irreparable damages would occur in the event that Sections 5, 6, 8 and 9 of this Agreement are not performed by the party obligated thereunder in accordance with their specific terms. It is accordingly agreed that the other party will be entitled to an injunction or injunctions to prevent breaches of the party obligated thereunder and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other remedy to which it is entitled at law or in equity.

     15. If any term or provision of this Agreement or the application thereof to any person, property or circumstance shall to any extent be invalid or unenforceable, then at the election of the party primarily benefited by such term or provision, the remainder of this Agreement or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

     16. The Employee is hereby advised to consult with an attorney before signing this Agreement and, by the Employee's signature below, the Employee acknowledges that the Employee has consulted with an attorney before signing this Agreement. From the date that the Employee receives this Agreement, the Employee has twenty-one (21) days to consider it. Should the Employee decide to sign the Agreement, the Employee has seven (7) days following the signing to revoke the Agreement, and the Agreement will not become effective and enforceable until that seven (7) day revocation period has expired (the "Effective Date"). Should the Employee either decide not to sign this Agreement or should the Employee sign it and elect to revoke it during the seven (7) day revocation period, then this Agreement shall be null and void. No payments or benefits provided for by this Agreement will be made until after this seven (7) day period has expired without the Employee revoking this Agreement.

     17. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to conflicts of law principles. The obligations of Provant and the Employee hereunder shall inure to the benefit of and be binding on the respective heirs, personal representatives, successors and assigns of the Parties. This Agreement embodies the entire agreement and understanding among the Parties concerning the Employee's employment and the termination thereof and incorporates and supersedes all other agreements with regard to the Employee's employment and the termination thereof. This Agreement shall not affect the Employee's surviving obligations under the Employment Agreement.

     18. This Agreement may be amended or modified only upon the written mutual consent of the parties.

     19. The Employee hereby acknowledges and agrees that (a) the Employee understands the provisions of this Agreement and has consulted with counsel of his selection with regard to the terms and conditions of this Agreement, (b) the Employee's acceptance and execution of this Agreement is knowing and voluntary and (c) the Employee has been afforded a full and reasonable opportunity of at least twenty-one (21) days to consider its terms and to consult with or seek advice from any attorney or any other persons of the Employee's choosing.

                    [Rest of page intentionally left blank.]

     If the foregoing is in accordance with your understanding, please sign and return the enclosed copy of this letter, whereupon this letter and such copy will constitute a binding agreement under seal between Provant and you on the basis set forth above.

Very truly yours,

PROVANT, INC.


By: /s/ John Tyson
   -----------------------------
Name: John Tyson
Title: Chairman of the Board


Acknowledged and agreed to this
12 day of August 2002:

/s/ Curtis M. Uehlein
--------------------------------
Curtis M. Uehlein